Exhibit 99.77(d)

ITEM 77D - Policies with respect to security investments

1.

On January 10, 2013, the Board of Directors (“Board”) of ING Davis New York Venture Portfolio approved a change with respect to the Portfolio’s sub-adviser from Davis Selected Advisers, L.P. to Columbia Management Investment Advisers, LLC (“Columbia”) with related changes to the Portfolio’s name, investment objective, and principal investment strategies. Beginning on April 15, 2013 through April 29, 2013 the Portfolio was in a transition period. Effective on or about April 30, 2013, Columbia began managing the Portfolio.

Beginning on April 15, 2013, the Portfolio’s Prospectuses are hereby revised as follows: The section entitled “Investment Objective” of the Portfolio’s Prospectuses was deleted and replaced with the following:

INVESTMENT OBJECTIVE

The Portfolio seeks total return, consisting of long-term capital appreciation and current income.

The section entitled “Principal Investment Strategies” of the Portfolio’s Prospectuses was deleted and replaced with the following:

PRINCIPAL INVESTMENT STRATEGIES

Under normal market conditions, the Portfolio invests at least 80% of its net assets in common stocks. In addition, under normal market conditions, the Portfolio invests at least 80% of its net assets in equity securities of U.S. companies that have large market capitalizations (generally over $2 billion) that the sub-adviser (“Sub- Adviser”) believes are undervalued and have the potential for long-term growth and current income.

The Portfolio may also invest up to 20% of its net assets in foreign securities. The Portfolio may invest directly in foreign securities or indirectly through depositary receipts.

The Portfolio may invest in derivatives such as futures, forward contracts, options and swap contracts, including credit default swaps. The Portfolio may use derivative instruments for both hedging and non-hedging purposes, including, for example, to produce incremental earnings, to hedge existing positions, to provide a substitute for a position in an underlying asset, to increase or reduce market or credit exposure, or to increase flexibility.

The Portfolio may invest in other investment companies, including exchange-traded funds, to the extent permitted under the Investment Company Act of 1940, as amended, and the rules, regulations, and exemptive orders thereunder (“1940 Act”).

The Sub-Adviser combines fundamental and quantitative analysis with risk management in identifying investment opportunities and constructing the Portfolio’s portfolio. The Sub-Adviser considers, among other factors:

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various measures of valuation, including price-to-cash flow, price-to-earnings, price-to-sales, and price-to-book value. The Sub-Adviser believes that companies with lower valuations are generally more likely to provide opportunities for capital appreciation;

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potential indicators of stock price appreciation, such as anticipated earnings growth, company restructuring, changes in management, business model changes, new product opportunities, or anticipated improvements in macroeconomic factors;

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the financial condition and management of a company, including its competitive position, the quality of its balance sheet and earnings, its future prospects, and the potential for growth and stock price appreciation; and

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overall economic and market conditions.

The Sub-Adviser may sell a security when the security’s price reaches a target set by the Sub-Adviser; if the Sub-Adviser believes that there is deterioration in the issuer’s financial circumstances or fundamental prospects, or that other investments are more attractive; or for other reasons. The Portfolio may lend portfolio securities on a short-term or long-term basis, up to 33 1⁄3% of its total assets.

2.

On March 6, 2013, the Board of Directors of ING PIMCO Total Return Bond Portfolio approved a change in the investment strategy of the Portfolio to allow the Portfolio to invest in mortgage-related securities rated below B, effective April 30, 2013. The third paragraph of the investment strategy was revised as follows:

The Portfolio invests primarily in investment-grade debt securities, but may invest up to 10% of its total assets in high-yield securities (“junk bonds”) rated below investment-grade but rated B or higher at the time of investment by Moody’s Investors Services, Inc., Standard & Poor’s Ratings Services, or by Fitch Ratings or, if unrated, determined by the Sub-Adviser to be of comparable quality (except that within such limitation, the Portfolio may invest in mortgage-related securities rated below B). The Portfolio may engage in short sales and may invest up to 10% of its total assets in equity-related securities. Equity-related securities share characteristics of both debt and equity, such as convertibles and preferred stock. The Portfolio may invest up to 30% of its total assets in non-U.S. dollar-denominated securities, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. Foreign exposure may be obtained through both developed countries and countries with emerging securities markets. The Portfolio may invest up to 15% of its total assets in -securities and instruments that are economically tied to countries with emerging securities markets. The Portfolio may also use foreign currency options and foreign currency forward contracts to increase exposure to a foreign currency or to shift exposure to foreign currency fluctuations from one country to another. Foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) normally will be limited to 20% of its total assets.

3.

On March 6, 2013, the Board of Directors of ING Pioneer High Yield Portfolio approved a change in the investment strategy of the Portfolio to allow the Portfolio to 1) invest in bank loans; and  2) allow the Portfolio to use derivatives with economic characteristics similar to high-yield debt securities to satisfy its requirement to invest at least 80% of its assets in high-yield debt securities and preferred stocks. The investment strategy was revised as follows:

Under normal market conditions, the Portfolio invests at least 80% of its net assets (plus borrowings for investment purposes) in below investment-grade (high-yield) debt securities and preferred stocks. The Portfolio will provide shareholders with at least 60 days' prior written notice of any change in this non-fundamental investment policy. Debt securities rated below investment-grade are commonly referred to as "junk bonds" and may be considered speculative. The Portfolio may invest in high-yield securities of any rating, including securities where the issuer is in default or bankruptcy at the time of purchase. For purposes of satisfying the 80% requirement, the Portfolio also may invest in derivative instruments that have economic characteristics similar to such high yield debt securities and preferred stocks.

The Portfolio's investments (which may include bank loans) may have fixed or variable principal payments and all types of interest rate and dividend payment and reset terms, including fixed-rate, adjustable rate, floating rate, zero-coupon, contingent, deferred, payment in kind, and auction rate features. The Portfolio's investments may include investments that allow for balloon payments or negative amortization payments. The Portfolio invests in securities with a broad range of maturities, and its high-yield securities investments may be convertible into equity securities of the issuer. The Portfolio may also invest in event-linked bonds and credit default swaps.

4.

On May 22, 2013, the Board of Directors of ING PIMCO Total Return Portfolio approved a change to the non-fundamental investment restrictions for the Portfolio to modify the manner in which swaps are valued for purposes of the Portfolio’s strategy and to clarify the impact of “Voluntary Actions” in the context of the Portfolio’s investment restrictions. Non-fundamental investment restriction S. with respect to ING PIMCO Total Return Portfolio was revised as follows:

For purposes of applying ING PIMCO Total Return Portfolio’s investment policies and restrictions (as stated in the Prospectuses and this SAI) swap agreements are generally valued at market value.  In the case of a credit default swap, however, in applying certain of the Portfolio’s investment policies and restrictions the Portfolio will value the credit default swap at its notional value or its full exposure value (i.e., the sum of the notional amount for the contract plus the market value), but may value the credit default swap at market value for purposes of the Portfolio’s other investment policies and restrictions.  Unless otherwise indicated, all limitations applicable to Portfolio investments apply only at the time a transaction is entered into.  Any subsequent change in a rating assigned by any rating service to a security (or, if unrated, deemed to be of comparable quality), or change in the percentage of Portfolio assets invested in certain securities or other instruments, or change in the average duration of the Portfolio’s investment portfolio, resulting from market fluctuations or other changes in the Portfolio’s total assets will not require the Portfolio to dispose of an investment.  In the event that ratings services assign different ratings to the same security, the Sub-Adviser will determine which rating it believes best reflects the security’s quality and risk at that time, which may be the higher of the several assigned ratings.  From time to time, a Portfolio may voluntarily participate in actions (for example, rights offerings, conversion privileges, exchange offers, credit event settlements, etc.) where the issuer or counterparty offers securities or instruments to holders or counterparties, such as a Portfolio, and the acquisition is determined to be beneficial to Portfolio shareholders (“Voluntary Action”). Notwithstanding any percentage investment limitation listed under this “Investment Restrictions” section or any percentage investment limitation of the 1940 Act or rules thereunder, if a Portfolio has the opportunity to acquire a permitted security or instrument through a Voluntary Action, and the Portfolio will exceed a percentage investment limitation following the acquisition, it will not constitute a violation if, prior to the receipt of the securities or instruments and after announcement of the offering, the Portfolio sells an offsetting amount of assets that are subject to the investment limitation in question at least equal to the value of the securities or instruments to be acquired.